Exhibit 12


                   THE COCA-COLA COMPANY AND SUBSIDIARIES

             COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                         (In millions except ratios)

                    Three Months
                       Ended               Year Ended December 31,
                     March 31,  ------------------------------------------------
                        1997      1996     1995      1994      1993      1992
                        ----      ----     ----      ----      ----      ----
EARNINGS:

 Income before income
  taxes and changes
  in accounting
  principles           $ 1,431   $ 4,596   $ 4,328   $ 3,728   $ 3,185   $ 2,746

 Fixed charges              78       324       318       236       213       207

 Adjustments:
  Capitalized
   interest, net            (2)       (7)       (9)       (5)      (16)      (10)

  Equity (income) loss,
   net of dividends
   received                 29       (89)      (25)       (4)      (35)      (30)
                       -------   -------   -------   -------   -------   -------

 Adjusted earnings     $ 1,536   $ 4,824   $ 4,612   $ 3,955   $ 3,347   $ 2,913
                       =======   =======   =======   =======   =======   =======


FIXED CHARGES:

 Gross interest
  incurred             $    70   $   293   $   281   $   204   $   184   $   181

 Interest portion
  of rent expense            8        31        37        32        29        26
                       -------   -------   -------   -------   -------   -------

 Total fixed charges   $    78   $   324   $   318   $   236   $   213   $   207
                       =======   =======   =======   =======   =======   =======

 Ratios of earnings
  to fixed charges        19.7      14.9      14.5      16.8      15.7      14.1
                       =======   =======   =======   =======   =======   =======


  At March 31, 1997, the Company is contingently liable for guarantees of indebtedness owed by third parties in the amount of $274 million. Fixed charges for these contingent liabilities have not been included in the computations of the above ratios as the amounts are immaterial and, in the opinion of Management, it is not probable that the Company will be required to satisfy the guarantees.

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